Exhibit 10.2

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of June 13, 2007, is entered into by and among MEXICAN RESTAURANTS, INC., a Texas corporation (“Buyer”), and the FOREHAND FAMILY PARTNERSHIP, LTD., a Texas limited partnership (the “Shareholder”).

WHEREAS, the Shareholder owns six hundred and eighty-nine thousand, four hundred  and sixty three (689,463) of the issued and outstanding shares of capital stock of Buyer;

WHEREAS, the Shareholder desires to sell and convey to Buyer, and Buyer desires to purchase from the Shareholder, two hundred thousand (200,000) of the issued and outstanding shares of capital stock of Buyer held by the Shareholder;

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Purchase of Stock.  Subject to the terms and conditions of this Agreement, the Shareholder hereby sells, assigns, transfers, delivers and conveys, and Buyer hereby purchases and accepts, two hundred thousand (200,000) shares of common stock, $.01 par value per share, of Buyer owned by Shareholder (the “Shares”) for a purchase price of $8.14 per share (the “Purchase Price”).

2.  Title to the Shares.  The Shareholder represents and warrants to Buyer as follows: (a) the Shareholder owns beneficially and of record all of the Shares set forth to be conveyed hereunder; and (b) the Shareholder has (i) good and marketable title to the Shares to be sold by the Shareholder, free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions, prior assignments, charges, rights, warrants, options, commitments, demands and claims of any kind or nature whatsoever (collectively, “Encumbrances”), and (ii) the complete power, right and authority to sell, assign, transfer, deliver and convey the Shares (with all attendant voting rights), as provided in this Agreement, free and clear of any Encumbrances.  The Shareholder represents and warrants to Buyer that upon transfer of such Shares pursuant to this Agreement, Buyer will acquire good and marketable title thereto, free and clear of all Encumbrances.

3.  Access to Information.  By execution of this Agreement, the Shareholder acknowledges that it has received and reviewed the documents and information necessary or advisable in order to enable it to make an informed decision regarding the sale and transfer of the Shares, including without limitation all public reports of Buyer, has had access to all information that it considers necessary to enable the Shareholder to make a decision regarding its sale and transfer of the Shares to Buyer pursuant to this Agreement, and has had an opportunity to ask questions of and receive answers from Buyer and its officers.  The Shareholder also agrees that it has had the opportunity to consult with legal counsel and/or any other advisor it has deemed appropriate to make such decision.

4.  Full and Final Payment.  The Shareholder acknowledges and agrees that, except for the Purchase Price described in Section 1 hereof, there is no other amount or consideration of any kind or character payable by or to be paid by Buyer to the Shareholder with respect to the Shareholder’s sale and transfer of the Shares to Buyer now or at any time in the future with respect thereto.

5.  Further Assurances.  From time to time after the Closing Date, at the request of any party hereto and at the expense of the party so requesting, the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

6.  Taxes.  The Shareholder acknowledges that its sale and transfer of the Shares pursuant to this Agreement may result in a taxable loss or gain to it, and covenants and agrees that it will file all required federal, state, local or foreign tax returns and reports relating to the transactions contemplated hereby and will pay all amounts required to be paid with respect to such returns and reports.

7.  Survival.  The representations, warranties and covenants contained in this Agreement shall survive the consummation of the transactions described herein.

8.  Miscellaneous.  This Agreement, together with the letter agreement dated June 12, 2007 between Larry N. Forehand and Buyer, contain the entire understanding of the parties hereto relating to the subject matter contained herein and supersede all prior agreements and understandings, written or oral, relating to the subject matter hereof.  This Agreement shall not be modified, amended or terminated except in a writing signed by the party against whom enforcement is sought.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which, taken together shall constitute but one and the same instrument.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its principles of conflicts of law).  This Agreement shall be binding on, and inure to the benefit of the parties hereto and their respective heirs, estate, legatees, beneficiaries, legal representatives, successors and assigns.  In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  The waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.  This Agreement is not intended and shall not be deemed to confer upon or give any person or entity except the parties hereto, and their respective successors and permitted assigns any remedy, claim, cause of action or right under or by reason of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE SHAREHOLDER:

FOREHAND FAMILY PARTNERSHIP, LTD.

By: ______________________, General Partner

By:
Printed Name:
Title:

BUYER:

MEXICAN RESTAURANTS, INC.

By:
Printed Name:
Title: